Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-133720, 333-143338, 333-158892, 333-174682, 333-233577, 333-237505, and 333-270957) on Form S-8 of our reports dated December 6, 2024, with respect to the consolidated financial statements of The Cooper Companies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
December 6, 2024